Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 6 DATED AUGUST 30, 2023

TO THE PROSPECTUS DATED APRIL 13, 2023

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 13, 2023 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose an amendment to the Credit Facility.

Credit Agreement Amendment

We, as initial guarantor, and the Operating Partnership, as initial borrower, are parties to the Credit Agreement with U.S. Bank, as administrative agent, a lender and letter of credit issuer.

On August 25, 2023, the Credit Agreement was amended to (i) extend the maturity date to August 29, 2024, (ii) decrease the aggregate commitments from up to $65,000,000 to up to $8,000,000 and (iii) increase the applicable margin to 2.45%. All other material terms of the Credit Facility remain the same.